Exhibit 16(a)

BANCO DEL ESTADO DE CHILE
     FISCALIA

                             MODIFICACION DE PAGARE

Declaro que esta hoja es prolongaciun y forma parte del Pagare N(degree) 743384 de fecha 20 de diciembre del 2000, suscrito por AGRICOLA EL PENON S.A. a la orden del BANCO DEL ESTADO DE CHILE por un capital inicial de UF 1.100.000 (un millon cien mil Unidades de Fomento).

Se deja constancia que el capital se adeuda integro y que los intereses se encuentran pagados hasta el dia 30 de noviembre del 2001. Conforme a lo convenido con el Banco acreedor, modifico el citado pagare en lo siguiente:

a) La referida cantidad de UF 1.000.000 se pagara conforme al siguiente calendario:

Cuota 1: solo intereses. Vencimiento: 31 de mayo del 2002.

Cuota 2: solo intereses. Vencimiento: 30 de noviembre del 2002.

Cuota 3: UF 275.000 mas intereses. Vencimiento: 31 de mayo del 2003.

Cuota 4: solo intereses. Vencimiento: 30 de noviembre del 2003.

Cuota 5: UF 275.000 mas intereses. Vencimiento: 31 de mayo del 2004.

Cuota 6: solo intereses. Vencimiento: 30 de noviembre del 2004.

Cuota 7: UF 275.000 mas intereses. Vencimiento: 31 de mayo del 2005.

Cuota 8: solo intereses. Vencimiento: 30 de noviembre del 2005.

Cuota 9: UF 275.000 mas intereses. Vencimiento: 31 de mayo del 2006.

b) En lo demas, el texto del pagare que se modifica por este acto permanece sin alterar.

Santiago, 23 de abril del 2002.
Deuder:  AGRICOLA EL PENON S A; RUT. 91.527.000-K.
Representantes: Vladimir Luksic Abaroa, RUT 2.282.191-1 y Carlos Mario Garrido Taraba, RUT
4.409.063-S.
Domicilio:  calle Enrique Foster Sur N(degree)20 piso 14, Las Condes.


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     por AGRICOLA EL PENON SA.          por AGRICOLA EL PENON S.A.


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                                     NOTARIO